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                                                          Exhibit 2.2


                      ADDENDUM TO ASSET PURCHASE AGREEMENT


         THIS ADDENDUM TO ASSET PURCHASE AGREEMENT, dated as of October 1, 1997 is made by and among GENERAL FELT INDUSTRIES, INC., a Delaware corporation ("GFI"), FOAMEX L.P., a Delaware limited partnership ("FLP"), and BRETLIN, INC., a Georgia corporation, ("Buyer") and THE DIXIE GROUP, INC., a Tennessee corporation ("Dixie").

                              W I T N E S S E T H:

         WHEREAS, the parties have previously entered into and are parties to that certain Asset Purchase Agreement dated as of August 29, 1997 (the "Agreement"); and

         WHEREAS, such parties desire that the Agreement be supplemented and amended and that the form of the Supply Agreement to be entered into by GFI and Buyer at Closing shall be amended by the provisions set forth herein.

         NOW THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. All capitalized terms shall have the meanings ascribed to them in the Agreement or the Supply Agreement, as applicable, unless otherwise defined herein.

         2. Triggering Event. The parties hereto acknowledge and agree that a Triggering Event occurred during September 1997 and that the first month in the Fee Payment Period shall be October 1997. The parties hereto further agree that notwithstanding the first sentence of Section 2.4(d) of the Supply Agreement, at Closing the maximum possible aggregate Monthly Termination Fee payable from the Closing Date through September 30, 2000 shall be either placed in Escrow or provided in the form of an LC pursuant to Section 2.4 of the Supply Agreement. If an Escrow is utilized, GFI shall subsequently be entitled to substitute an LC, and vice versa. No further notice of such Triggering Event shall be required pursuant to Section 2.4(c) of the Supply Agreement. Such Triggering Event shall be deemed to be continuing from and after the date hereof and the parties hereto agree that no event other than a Permitted Termination under Section 2.4(b)(i) of the Supply Agreement may have any effect on the continuation of such Triggering Event. The parties hereto acknowledge and agree that no Permitted Termination under Section 2.4(b) has occurred prior to the date hereof. In addition, the parties agree that Sections 2.4(b)(ii) and 2.4(b)(iii) shall be deleted from the form of the Supply Agreement to be executed by GFI and Bretlin at Closing. The second sentence of Section 2.4(e) of the Supply Agreement is hereby amended by adding both (i) before the phrase "of Products" and (ii) after the phrase "Customer and its Affiliates" the phrase "and their respective successors and assigns." The first sentence of Section 2.4(f) of the Supply Agreement is hereby amended by adding after the phrase "Customer and its Affiliates" the phrase "and their respective successors and assigns."



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         3. Indemnification. The $250,000 limitation set forth in Section 15.6 of the Agreement shall not be applicable to any Losses incurred by Buyer or Dixie arising out of any claim by Habitat relating to the Agreement (including entering into the Supply Agreement), the Habitat APA or the Supply Agreement between Habitat and GFI dated as of October 31, 1996, including, but not limited to, any Losses resulting from Habitat International, Inc. vs. General Felt Industries, Inc. and Bretlin, Inc., Superior Court of Fulton County, State of Georgia, Civil Action Number E-61978 (the "Action").

         4. Defense of the Action. Buyer consents to the immediate removal of the Action to federal court.

         5. Closing Date. The parties agree that the Closing Date shall be October 6, 1997 or as soon thereafter as practicable but in no event later than October 14, 1997 provided that all conditions to Closing set forth in Articles XII and XIII of the Agreement have been met or waived.

         6. Binding Effect and Benefit. The parties agree that this Addendum is in full compliance with Section 17.7 of the Agreement and is a valid modification and supplement to the Agreement which shall inure to the benefit of, and shall be binding upon, the parties, their heirs, successors and permitted assigns.

         7. Incorporation. Sections 17.3 through 17.17 of the Agreement are incorporated herein as if fully set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Addendum the day and year aforesaid.
                                   GFI:
                                   GENERAL FELT INDUSTRIES, INC.

                                   By:  /s/ Kenneth R. Fuette
                                        Kenneth R. Fuette

                                   FLP:
                                   FOAMEX L.P.
                                   By FMXI, Inc., its Managing General Partner

                                   By:      /s/ Kenneth R. Fuette
                                            Kenneth R. Fuette


                                   BUYER:
                                   BRETLIN, INC.

                                   By:  /s/ Gary A. Harmon
                                            Gary A. Harmon


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                                     DIXIE:
                                     THE DIXIE GROUP, INC.

                                     By: /s/ Gary A. Harmon
                                             Gary A. Harmon

























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